EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization

Barber-Nichols, LLC	Colorado, USA

Graham Vacuum and Heat Transfer Technology (Suzhou) Co. Ltd.	People's Republic of China

Graham India Private Limited	Republic of India